UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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METROCORP BANCSHARES, INC.

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SEC 1913 (04-05)

METROCORP BANCSHARES, INC.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, MAY 9, 2008

Shareholders of MetroCorp Bancshares, Inc.:

The 2008 Annual Meeting of Shareholders (the “Meeting”) of MetroCorp Bancshares, Inc. (the “Company”) will be held at the Company’s principal executive offices at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, May 9, 2008, beginning at 10:00 a.m., local time, for the following purposes:

1.	To elect four directors of Class I and one director of Class II to serve until the Company’s 2011 and 2009 annual meeting of shareholders, respectively, and each until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The close of business on March 14, 2008 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the offices of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

You are cordially invited and urged to attend the Meeting. If you attend the Meeting, you may vote in person, regardless of whether you have given your proxy.

By order of the Board of Directors,

DON J. WANG

Chairman of the Board

Houston, Texas

April 7, 2008

YOUR VOTE IS IMPORTANT.

To ensure your representation at the Meeting, please complete, date, and sign the enclosed proxy and return it in the accompanying envelope at your earliest convenience, regardless of whether you plan to attend the Meeting. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable at any time before it is voted at the Meeting.

METROCORP BANCSHARES, INC.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, MAY 9, 2008

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of MetroCorp Bancshares, Inc. (the “Company”) for use at the 2008 Annual Meeting of Shareholders of the Company to be held at the Company’s principal executive offices at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, May 9, 2008, beginning at 10:00 a.m., local time, and any adjournment thereof (the “Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2008 Annual Meeting of Shareholders (“Notice of Meeting”). This Proxy Statement, the Notice of Meeting and the enclosed proxy will first be sent to shareholders on or about April 7, 2008.

SOLICITATION, REVOCABILITY AND VOTING OF PROXIES

Voting of Proxies

Shares of the Company’s common stock, $1.00 par value (“Common Stock”), represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.

The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy received by the Board of Directors may be voted with respect thereto in accordance with the judgment of the proxies. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

Revocability of Proxies

Any proxy given by a record shareholder may be revoked by such shareholder at any time before it is exercised by:

•	submitting to the Secretary of the Company a duly executed proxy bearing a later date;

•	delivering to the Secretary of the Company a written notice of revocation; or

•	attending the Meeting and voting in person.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Corporate Secretary. Any shareholder who holds shares in street name with a bank or broker must contact that bank or broker to revoke his or her proxy.

Solicitation of Proxies

This proxy solicitation is made by the Board of Directors of the Company and the cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with forwarding the proxy materials to the beneficial owners of the Company’s Common Stock.

Annual Report

The Company’s Annual Report to Shareholders, including consolidated financial statements, for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, accompanies but does not constitute part of this Proxy Statement.

VOTING SHARES AND VOTING RIGHTS

Only holders of record of Common Stock at the close of business on March 14, 2008 (the “Record Date”) are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. As of March 14, 2008, there were 10,846,011 shares of Common Stock outstanding, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.

Directors will be elected by a plurality of the votes cast in person or by proxy at the Meeting. Accordingly, the four Class I nominees and the one Class II nominee receiving the highest number of votes cast by the holders of Common Stock will be elected. There will be no cumulative voting in the election of directors. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees. A broker non-vote occurs when a broker or other nominee of shares does not have discretionary authority to vote the shares and has not received voting instructions from its customer with respect to a particular matter.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required to ratify the appointment of the independent registered public accounting firm. Any abstentions will have the effect of a vote against this matter. However, broker non-votes will be deemed shares not present to vote on this matter and will not count as votes for or against this proposal and will not be included in calculating the number of votes necessary for approval of this matter.

ITEM 1.

ELECTION OF DIRECTORS

Election Procedures; Term of Office

The Board of Directors has established the size of the Board of Directors at thirteen members; however, due to the death of Tiong Ang, a Class III director, on February 4, 2008 the Board of Directors currently consists of twelve directors. The Governance and Nominating Committee has commenced a search for a replacement to fill the vacancy. In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class I directors expires at the Meeting. The terms of the current Class II and Class III directors expire at the annual meeting of shareholders in 2009 and 2010, respectively.

The Governance and Nominating Committee has recommended to the Board of Directors and the Board of Directors has approved the nomination of Helen Chen, Shirley Clayton, George M. Lee and David Tai to fill four of the expiring Class I director positions. Each of these nominees currently serves as a Class I director. In addition, the Governance and Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved the nomination of Robert W. Hsueh, who currently serves as a Class I director and whose term expires at the Meeting, as a Class II director. If elected at the Meeting, the four Class I nominees will serve until the annual meeting of shareholders in 2011 and the one Class II nominee will serve until the annual meeting of shareholders in 2009. Accordingly, if the four nominees for Class I director and one nominee for Class II director are elected at the Meeting, the composition of the Board of Directors will be four Class I directors, five Class II directors and three Class III directors.

The four Class I nominees and the one Class II nominee receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.

If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.

Any director vacancy occurring after the election may be filled only by a majority of the remaining directors, even if less than a quorum of the Board of Directors. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his predecessor in office.

Nominees for Election

The following table sets forth the name, age and positions with the Company and its wholly owned subsidiaries, MetroBank, N.A. (“MetroBank”) and Metro United Bank (“Metro United”), of each nominee for election as a director of the Company:

Name	Age	Positions with the Company, MetroBank and Metro United
Helen Chen	60	Class I Director of the Company; Director of MetroBank

Shirley Clayton	70	Class I Director of the Company; Director of MetroBank; Director of Metro United

Robert W. Hsueh	57	Class II Director Nominee, Class I Director of the Company; Director of MetroBank

George M. Lee	58	Class I Director, Executive Vice Chairman, President and Chief Executive Officer of the Company; Director, Executive Vice Chairman and Chief Executive Officer of MetroBank; Director and Chairman of the Board of Metro United

David Tai	56	Class I Director and Executive Vice President of the Company; Director of MetroBank; Director of Metro United

Helen F. Chen. Ms. Chen is a Class I director of the Company and was elected as a member of the Board of Directors of MetroBank in 1989. She is the President of Metro Investment Group, Inc., an investment company that holds shares of Common Stock of the Company as its principal asset. She has served as the President of the

Houston Chinese Schools Association and served as Chairman of the Board of the Houston Northwest Chinese School for many years. A member of various civic organizations in Houston, Ms. Chen focuses her efforts in the Chinese community. Ms. Chen is the sister of Don J. Wang.

Shirley L. Clayton. Ms. Clayton was appointed as a Class I director of the Company and a director of MetroBank in April 2004 and serves as a member of the Company’s Audit Committee. She was appointed as a director of Metro United in October 2005. She retired as the President and CEO of Abmaxis Inc., a subsidiary of Merck & Co. From 2000 to 2003, she was the Chief Financial Officer of CBYON Inc., a surgical instrument company. Prior to joining CBYON, she was a co-founder, President and Chief Financial Officer of Raven Biotechnologies. She has been President, CEO or CFO of several technology companies, including Protein Design Labs and Genentech. From 1976 to 1981, she was with the Bank of America where she served in both lending and operations, including Head of Corporate Banking in Mountain View, California and Assistant Branch Manager. Ms. Clayton received a Masters of Business Administration degree from the Stanford Business School and a Bachelor of Arts from Smith College.

Robert W. Hsueh. Mr. Hsueh was appointed as a Class I director of the Company and a director of MetroBank in June 2007. He has been practicing International and Immigration Law in the Dallas area for the past 27 years and is currently the Managing Partner at the Law Offices of Robert Hsueh. Mr. Hsueh is currently an Arbitrator to the China International Economic and Trade Arbitration Commission, a member of the Board of Directors of the DFW International Airport, the Dallas Museum of Art, and the World Affairs Council of Greater Dallas, a member of U.S. Senators John Cornyn’s and Kay Bailey Hutchison’s Federal Judiciary Evaluation Committee, Chairman for the Dallas-China Partnership, the Hong Kong Association of Northern Texas, founding Chairman of the Greater Dallas Asian American Chamber o Commerce. Formerly, Mr. Hsueh has served as a Board member for the Texas Department of Economic Development Board and the State of Texas International Trade commission. He received a Bachelor of Law from the Soochow University and a Doctor of Jurisprudence degree from the Southern Methodist University School of Law.

George M. Lee. Mr. Lee was named President and Chief Executive Officer of the Company and Chief Executive Officer of MetroBank in July 2004 and Chairman of Metro United in October 2005. He has served as a Class I director of the Company and a director of MetroBank since March 1999 and was elected to serve as Executive Vice Chairman of the Board of the Company in September 2003. Prior to that, Mr. Lee served as the President and Chief Executive Officer of Erimos Pharmaceutical (formerly BioCure Medical LLC), a joint venture between a private investment group and Johns Hopkins University. Its mission is to develop and commercialize a series of patented cancer drugs that have very low toxicity. From 1997 through 2000, Mr. Lee was an investor and an active executive team member of Higher Dimensions Medical, a cutting edge high tech company involved with the development and manufacturing of puncture-proof material. Prior to this, from 1987 to 1997, he served as the Chief Operating Officer and President at different publicly-traded companies, including Hanover Direct in New York and Fingerhut Companies in Minnesota. His areas of responsibility included strategic planning and new business acquisitions. Mr. Lee received a Bachelor of Science in Econometrics from the University of Wisconsin and a Masters of Business Administration from Minnesota State University. Mr. George Lee is not related to Mr. John Lee.

David Tai. Mr. Tai is a Class I director of the Company, an organizing director of MetroBank and was appointed as a member of the Board of Directors of Metro United in October 2005. Mr. Tai is the Executive Vice President and Secretary of the Company and the President and Vice Chairman of the Board of MetroBank. Mr. Tai is a leader in the Asian-American community through his active involvement in several organizations. He has served as the President of the Taiwanese Chamber of Commerce of Greater Houston and is the Executive Advisor of the Taiwanese Chamber of Commerce of North America, an organization that has members in 25 cities across the United States, Canada and Mexico. He is also active in the World Taiwanese Chamber of Commerce and serves as its Executive Consular. In 1999, Mr. Tai was appointed as a director of the State Bar of Texas Chief Disciplinary Council’s Houston Region Grievance Council. He received a Bachelor of Business Administration degree from Fu-Jen Catholic University in Taiwan in 1974 and a Masters in Business

Administration degree from Murray State University in 1977. He is also a 2004 graduate of the ABA Stonier School of Banking at Georgetown University. Mr. Tai is a member of the Asian Realtors Association, the Asian Chamber of Commerce and the United Way. He is a Counselor at the Taiwanese Cultural Center. Mr. Tai is the President of the Fu-Jen Worldwide Alumni Association and the Director of the Fu-Jen University Foundation. He also serves as the Chairman of the Chopin’s Corner Foundation since 2006. Mr. Tai is the brother-in-law of Mr. John Lee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s Class II and Class III directors, whose terms of office do not expire at the Meeting, and certain officers of the Company, MetroBank and Metro United:

Name	Age	Positions with the Company, MetroBank and Metro United
Directors:

Krishnan Balasubramanian	65	Class III Director of the Company; Director of MetroBank

May P. Chu	60	Class II Director of the Company; Director of MetroBank; Director of Metro United

John Lee	64	Class II Director of the Company; Director of MetroBank

Edward A. Monto	67	Class II Director of the Company; Director of MetroBank

Charles Roff	46	Class III Director of the Company; Director of MetroBank

Joe Ting	55	Class III Director of the Company; Director of MetroBank

Don Wang	63	Class II Director and Chairman of the Board of the Company; Director and Chairman of MetroBank

Executive officers who are not also directors:

David Choi	50	Executive Vice President and Chief Financial Officer of the Company and MetroBank

Mitchell W. Kitayama	51	Executive Vice President of the Company; Chief Executive Officer and Vice Chairman of Metro United

Terrance J. Tangen	60	Chief Credit Officer and Executive Vice President of MetroBank

Directors

Krishnan Balasubramanian. Mr. Balasubramanian was elected by the Board of Directors as a Class III director of the Company in November 2007 and elected to the Board of Directors of MetroBank in February 2008. Mr. Balasubramanian retired from Texas Instruments in 2006 after thirty-seven years of service. From 2001-2006, he was the President and Chairman of the Board of Texas Instruments, Japan, a position in which he was responsible for executive management supervision regulator matters and technological operations. Prior to 2001, Mr. Balasubramanian held various senior positions at Texas Instruments. Mr. Balasubramanian holds a Masters Degree in Electrical Engineering from the University of Rhode Island. He is currently involved in various charitable organizations.

May P. Chu. Ms. Chu is a Class II director of the Company and an organizing director of MetroBank. Ms. Chu serves on the Company’s Compensation Committee and is Chair of the Audit Committee. Additionally, Ms. Chu was appointed as a director of Metro United in January 2007. She is the founder of Signet Consulting, a bank management consulting firm specializing in regulatory issues and has served as its President for more than twenty years. She received a Bachelors of Arts degree in Physics from the University of California at Berkeley and a Ph.D. in Economics from Case Western Reserve University. Ms. Chu was employed at Texas Commerce Bank and Texas Commerce Bancshares, Inc. for more than five years, first in the Economics Division and subsequently in Mergers/Acquisitions.

John Lee. Mr. Lee is a Class II director of the Company and was an organizing director of MetroBank. He is Executive Vice President of Alpha Seafood Enterprises, Inc. and serves as the Treasurer, Director and co-founder of United Oriental Capital Corporation, a Specialized Small Business Investment Company. For six years, Mr. Lee served as President and manager for numerous motels in the Houston area. Mr. Lee received a Bachelor of Arts degree in Agricultural Economics from National Chung Hsing University. He is a member of the Taiwanese Chamber of Commerce of North America. Mr. Lee is the brother-in-law of Mr. David Tai. Mr. Lee is not related to Mr. George Lee.

Edward A. Monto. Mr. Monto was elected a Class II director of the Company in 2004 and has been a director of MetroBank since 2001. Mr. Monto serves as Chair of the Compensation Committee and as a member of the Governance and Nominating Committee as well as the Audit Committee. Mr. Monto is a private investor and is President of the Board of Harris County Municipal Utility District #191. From 1997 to 2000, Mr. Monto was President and Chief Operating Officer of Reliant Energy International and from 1970 to 1996 held senior positions in marketing and business development of various oil and energy companies in the United States and abroad. He has served on the Boards of various charitable, civic and educational institutions as well as serving as Chairman of the Advisory Committee of the U.S. Export-Import Bank of the United States during 2002 and 2003. He received a Bachelor of Business Administration degree from the University of Miami.

Charles L. Roff. Mr. Roff was elected as a Class III director of the Company in 2004 and has been a director of MetroBank since 2001 and serves as a member of MetroBank’s Asset and Liability Committee and the Governance and Nominating Committee. Mr. Roff is the Vice President of Roff Resources LLC, a private investment firm and has served in that capacity since 1998. From 1995 to 1998, Mr. Roff was Vice Chairman and Director of PetroUnited Terminals, Inc., a bulk liquid storage services company. Mr. Roff received his law degree from the University of Texas School of Law in 1987 and while there, was the Scholarly Publications Editor of the Texas International Law Journal. Mr. Roff also was awarded a Bachelor of Arts degree from Wesleyan University in 1983, with high honors. He is actively involved in various charitable and civic organizations.

Joe Ting. Mr. Ting is a Class III director of the Company and has served as a director of MetroBank since 1989. He was elected as Vice Chairman of MetroBank’s Board of Directors in 1999. Mr. Ting serves as a member of the Company’s Compensation Committee and is the Chair of the Governance and Nominating Committee. He has been the President of West Plaza Management, Inc., a real estate investment company, for more than ten years, and serves on the Board of Directors of the Houston Convention Center Hotel Corporation. Mr. Ting has extensive knowledge in the plastic manufacturing industry and real estate investing. He received a Masters in Business Administration from the Florida Institute of Technology.

Don J. Wang. Mr. Wang is a Class II director of the Company and an organizing director of MetroBank. Mr. Wang serves as Chairman of the Board of the Company and MetroBank. He has also served as Chairman of the Board of New Era Life Insurance Company since 1989. He also serves as a Board member of the Greater Houston Partnership since 1991 and served on the Supervisory Board of Directors of the World Trade Division and serves on the Advisory Board of Directors of Greater Houston Convention and Visitors Bureau. Mr. Wang is Chairman of the Board of the Chinese Senior Estate—HUD Senior Housing Project. He has served on the Boards of Directors of Harris County Hospital District and served on the Advisory Board Committee of the Ex-Im Bank of the U.S. in Washington, D.C. Mr. Wang has a history of community leadership in Houston. He has actively participated in the promotion of Asian businesses and has played a principal role in relationship building between the Asian and non- Asian communities in and around Houston. He held the position of President of the Chambers of Commerce of North America from 1991 to 1992 and has served as a board member of the Houston Asian

Chamber of Commerce. He has received many awards for his work in community relations. He received a Bachelors of Science degree from National Chung Hsing University and a Masters in Science degree from Utah State University. Mr. Wang is the brother of Ms. Helen F. Chen.

Executive Officers Who Are Not Also Directors

David C. Choi. Mr. Choi was named Executive Vice President and Chief Financial Officer of the Company and the Bank in November 2004. Mr. Choi joined the Company with over 20 years experience in finance, banking and manufacturing. Prior to joining the Company, Mr. Choi served as Vice President and Chief Financial Officer of TECO-Westinghouse Motor Company in Round Rock, Texas, where he was responsible for all financial and administrative operations since 2000. From 1988 to 1999, Mr. Choi held different positions at JP Morgan Chase Bank in Houston. He was Senior Client Manager and Vice President of International Banking since 1995, having previously served as Vice President and Trust Officer of Corporate Trust for Chase. Mr. Choi holds a Bachelor of Science in Economics and Business Administration from the University of Wisconsin, and a Master of Business Administration, with a concentration in Finance, from Michigan State University.

Mitchell W. Kitayama. Mr. Kitayama was named Executive Vice President of the Company in July of 2005 and Chief Executive Officer of Metro United in October 2005. Mr. Kitayama has over 24 years of experience in the financial services industry, serving as Treasurer at First American Bank, SSB, Bryan, Texas; CorEast Savings Bank, Richmond, Virginia; Goldome Realty Credit Corp., Buffalo, New York and First Federal Savings & Loan, Austin, Texas. From 1997 to 2005, Mr. Kitayama served as Senior Vice President and Treasurer with East West Bank in San Marino, California. Mr. Kitayama received his Masters of Business Administration and his Bachelor of Arts degrees from Baylor University.

Terrance J. Tangen. Mr. Tangen was named Executive Vice President and Chief Credit Officer of MetroBank in October 2001. Mr. Tangen has over 30 years experience in bank lending and credit. Prior to joining MetroBank, he served as a Senior Vice President and Credit Officer for Bank One. Mr. Tangen joined Bank One in 1997 as a Credit Approval Officer responsible for reviewing and approving corporate, commercial and energy loans. Prior to joining Bank One, Mr. Tangen served as Loan Supervisor for Wells Fargo Bank in Houston responsible for commercial and energy credit approval. He began his career in Denver in 1974 as a credit analyst. After 15 years as a lender, manager and Vice President of Credit Administration for two banks in that market, he moved to First Interstate Bank in Houston as a Senior Vice President and Manager of Credit Review. In 1992, he became the Senior Credit Officer for their south Texas market. He continued in that capacity through that bank’s merger with Wells Fargo in 1996. Mr. Tangen earned his Bachelor degree from the Minnesota State University — Moorhead and a Masters of Business Administration from the University of Colorado. He is also a graduate of the Pacific Coast Banking School in Seattle. Mr. Tangen is a Past President and member of the board of the Texas Chapter of RMA — The Risk Management Association.

Each executive officer of the Company is elected by the Board of Directors of the Company and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

DIRECTOR COMPENSATION

For 2007, directors of the Company did not receive a fee for attending Board of Directors meetings. However, members of the committees of the Company’s Board of Directors did receive a fee for meeting attendance. The members of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee received a fee of $500 for each meeting attended. The same fees are paid for meetings attended by video or tele-conference. In addition, the Audit Committee Chair is paid a $10,000 annual retainer and the Compensation Committee Chair and the Governance and Nominating Committee Chair are each paid a $5,000 annual retainer in consideration of the work load experienced by the committee chairs due to greater scrutiny being placed on corporate governance.

Each director of the Company also serves as a director of MetroBank. In 2007, the Board of Directors of MetroBank held eight meetings. For 2007, non-employee directors of MetroBank received a fee of $1,000 for each meeting of MetroBank’s Board of Directors attended and a fee of $500 for each MetroBank committee meeting attended.

Shirley L. Clayton and May P. Chu also serve as non-employee directors of Metro United. In 2007, the Board of Directors of Metro United held seven meetings. For 2007, non-employee directors of Metro United received a fee of $1,000 for each meeting attended and a fee of $500 for each Loan Committee meeting of Metro United attended. Additionally, the Chair of the Loan Committee is paid a $5,000 annual retainer and the Vice Chair is paid a $2,500 annual retainer.

Any director of MetroBank or Metro United who lives out of town from where a Board of Directors meeting is held receives reimbursement of his or her travel expenses to attend such meetings.

The following table contains information concerning the compensation of the directors of the Company for the fiscal year ended December 31, 2007. Although certain of the named executive officers of the Company are also directors of the Company, MetroBank and/or Metro United, such officers do not receive a fee for their service on such Board(s).

Director Compensation For The Fiscal Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash	Total
Krishnan Balasubramanian(1)	$—	$—
Tiong Loi Ang(2)	—	—
Helen F. Chen	8,000	8,000
Tommy F. Chen(3)	29,000	29,000
May P. Chu(4)	34,000	34,000
Shirley L. Clayton(5)	50,500	50,500
Robert W. Hsueh	3,000	3,000
John Lee	8,000	8,000
Edward A. Monto(6)	46,600	46,600
John Peterson, Jr.(7) .	6,500	6,500
Charles Roff	20,500	20,500
Joe Ting(8)	45,000	45,000
Don J. Wang(9)	110,000	110,000
Daniel B. Wright(10)	2,000	2,000

(1)	Mr. Balasubramanian was elected to the Board of Directors effective November 27, 2007.

(2)	Mr. Ang passed away on February 4, 2008.

(3)	Mr. Chen resigned from the Board of Directors effective October 1, 2007.

(4)	Includes a $10,000 retainer fee for service as Chair of the Audit Committee and $5,000 in fees for service as a director of Metro United.

(5)	Includes $35,500 in fees for service as a director of Metro United.

(6)	Includes a $5,000 retainer fee for service as Chair of the Compensation Committee.

(7)	Mr. Peterson retired from the Board of Directors effective May 4, 2007.

(8)	Includes a $5,000 retainer fee for service as Chair of the Governance and Nominating Committee.

(9)	Represents Mr. Wang’s annual salary as Chairman of the Board of Directors.

(10)	Mr. Wright resigned from the Board of Directors effective March 14, 2007.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors of the Company held nine meetings during 2007. During 2007, no incumbent director attended less than 75% of the aggregate of the (1) total number of meetings of the Board of Directors held during the period which he or she was a director and (2) total number of meetings held by committees on which such director served held during the period which he or she served as a member of such committee. Additionally, the Company encourages its directors to attend the Company’s annual meeting of shareholders. Eight members of the Company’s Board of Directors attended the Company’s 2007 annual meeting of shareholders held on May 4, 2007.

Committees of the Board

The Company’s Board of Directors has three committees, the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee, each of which is described below:

Audit Committee. The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company’s financial reports and other financial information provided to shareholders and others, the Company’s internal controls and the Company’s audit, accounting and financial reporting processes generally. The Audit Committee reports to the Board of Directors concerning such matters, appoints the independent registered public accounting firm for the Company, MetroBank and Metro United, and reviews and approves the scope of the work of the independent registered public accounting firm. The Audit Committee operates pursuant to a written charter, a copy of which is available in the corporate governance section of the Investor Relations page of the Company’s web site at www.metrobank-na.com. During 2007, the Audit Committee held fifteen meetings.

The Audit Committee is comprised of May P. Chu (Chair), Shirley L. Clayton and Edward A. Monto each of whom the Board of Directors has determined to be an “independent director” of the Company as defined in the listing standards of the NASDAQ Global Market and in Section 10A of the Securities Exchange Act of 1934, as amended. The Board of Directors has also determined that Ms. Clayton has the requisite attributes of an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission and that such attributes were acquired through relevant education and experience, and that she is able to read and understand fundamental financial statements and has substantial business experience and a level of experience and knowledge necessary to meet the “financial sophistication” qualifications under the applicable NASDAQ rules.

Compensation Committee. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company’s equity incentive plans and makes recommendations to the Board of Directors as to option and award grants to employees and directors of the Company, MetroBank and Metro United under such plans. The Compensation Committee operates pursuant to a written charter, a copy of which is available in the corporate governance section of the Investor Relations page of the Company’s web site at www.metrobank-na.com.

The Compensation Committee is comprised of Edward A. Monto (Chair), May P. Chu and Joe Ting, each of whom the Board has determined to be an “independent director” as defined by the listing standards of the NASDAQ Global Market. The Compensation Committee held six meetings in 2007.

Governance and Nominating Committee. The Governance and Nominating Committee is responsible for identifying and recommending to the Board of Directors individuals qualified to become members of the Board of Directors and identifying directors to serve on the various committees of the Board of Directors. The Governance and Nominating Committee is also responsible for shaping the Company’s corporate governance policies and practices, including recommending corporate governance guidelines applicable to the Board of Directors and the Company and monitoring compliance with such guidelines. The Governance and Nominating Committee operates pursuant to a written charter, a copy of which is available in the corporate governance section of the Investor Relations page of the Company’s web site at www.metrobank-na.com.

The Governance and Nominating Committee is comprised of Joe Ting (Chair), Edward A. Monto and Charles Roff, each of whom the Board has determined to be an “independent director” as defined by the listing standards of the NASDAQ Global Market. During 2007, the Governance and Nominating Committee held eleven meetings.

Director Independence

The Company’s Board of Directors is currently comprised of twelve directors. The Board of Directors has determined that the following directors are “independent directors” as defined in the listing standards of the NASDAQ Global Market: Krishnan Balasubramanian, May P. Chu, Shirley L. Clayton, Robert W. Hsueh, Edward A. Monto, Charles L. Roff and Joe Ting.

The independent directors of the Company hold executive sessions from time to time at the conclusion of regular meetings of the Board of Directors without the Chief Executive Officer or any other member of management present. In 2007, the independent directors held two executive sessions.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, MetroBank and Metro United, including the Company’s Chief Executive Officer and senior financial officers. A copy of the Code of Ethics is available at no charge upon written request to: MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Corporate Secretary.

Director Nominations Process

General

The Governance and Nominating Committee will consider nominees to serve as directors of the Company and recommend such persons to the Board of Directors. The Governance and Nominating Committee will also consider recommendations from shareholders for director candidates who appear to be qualified to serve on the Company’s Board of Directors. The Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Committee does not perceive a need to increase the size of the board. In order to avoid the unnecessary use of the directors’ resources, the Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Criteria for Director Nominees

The Governance and Nominating Committee considers the following in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; and any other factors the Governance and Nominating Committee deems relevant, including the size of the Board of Directors and regulatory disclosure obligations. The Governance and Nominating Committee considered these same criteria when they recommended the nominees for election at the Meeting.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Governance and Nominating Committee and the Board of Directors will consider and review an existing director’s board and committee meeting attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and such director’s independence.

Process for Identifying and Evaluating Director Nominees

Pursuant to its charter, the Governance and Nominating Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process that the Governance and Nominating Committee follows when they identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Governance and Nominating Committee relies on personal contacts of the members of the Board of Directors as well as their knowledge of members of MetroBank and Metro United’s local communities. The Governance and Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures discussed below. The Governance and Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation. In evaluating potential nominees, the Governance and Nominating Committee will determine whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Governance and Nominating Committee will conduct a check of the individual’s background and will interview the candidate.

Procedures to be Followed by Shareholders

The Governance and Nominating Committee will consider shareholder nominations for election as a director at an annual meeting of shareholders if the shareholder complies with the prior notice and information provisions contained in the Company’s Amended and Restated Bylaws. To be timely, a written notice of the proposed nomination must be received by the Secretary of the Company not later than sixty (60) days prior to the meeting at which the election of directors will occur. To submit a recommendation of a director candidate to the Governance and Nominating Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Governance and Nominating Committee, care of the Corporate Secretary, at the Company’s main office:

•	The name and address of the shareholder making the nomination and the name and address of the person recommended as a director nominee;

•

A representation that the shareholder is a holder of record of the Company’s Common Stock entitled to vote at the meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

If applicable, description of all arrangements or understandings between the shareholder giving the notice and the recommended nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder;

•

All information regarding a recommended nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	The written consent of the recommended nominee to being named in the proxy statement as a nominee and to serving as director of the Company if elected.

If the Governance and Nominating Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) beneficially owned greater than 5% of the Company’s outstanding Common Stock for at least one year as of the date of such recommendation, the Company, as required by applicable securities law, will identify the nominee and the shareholder or group of shareholders recommending such nominee and will disclose in its proxy statement whether the Governance and Nominating Committee chose to nominate such nominee, as well as certain other information.

Shareholder Communications with the Board of Directors

The Company encourages shareholder communications to the Board of Directors and/or individual directors. Written communications may be made to the Board of Directors or to specific members of the Board of Directors by delivering them to the intended addressee, care of the Corporate Secretary, MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will generally be referred to the Governance and Nominating Committee.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Company’s executive compensation policies. Edward A. Monto, May P. Chu and Joe Ting, each of whom the Board of Directors has determined to be an independent director, as defined in the NASDAQ Global Market listing standards, serve on the Compensation Committee. This discussion and analysis describes the components of the Company’s compensation program for its named executive officers and describes the basis on which the 2007 compensation determinations were made by the Compensation Committee with respect to the named executive officers of the Company.

Role of Executives in Establishing Compensation

The Chief Executive Officer along with management reviews the performance of the named executive officers (other than the Chief Executive Officer) of the Company and based on such review, the Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation amounts payable to such named executive officers of the Company. The Compensation Committee evaluates the performance of the Chief Executive Officer in consultation with the non-management members of the Board of Directors in light of the Company’s corporate goals and objectives and based on such evaluation, determines and approves the Chief Executive Officer’s compensation level. The Chief Executive Officer is not involved with any aspect of determining his own pay.

Compensation Committee Activity

In addition to its role with executive compensation matters, the Compensation Committee, pursuant to the provisions of the Company’s stock awards and incentive plans, has authority to determine the employees and directors of the Company, MetroBank and Metro United to whom stock options or other awards shall be granted, the number of shares to be granted to each individual and certain terms of the option or award grant. The Compensation Committee makes recommendations to the Board of Directors with respect to stock awards to be granted to the employees and directors of the Company, MetroBank and Metro United (other than the Chief Executive Officer). The Compensation Committee also has authority to interpret the plans, amend the plans and to rescind rules and regulations relating to the plans.

The Compensation Committee has delegated to the Company’s management the administration of the Purchase Plan (as defined below) in accordance with the guidelines approved by the Board of Directors.

Compensation Philosophy

The compensation philosophy of the Company incorporates the basic principle that executive compensation should be related directly to corporate performance and increases in shareholder value, while ensuring that key employees are motivated and retained. The following objectives guide the decision-making for the Compensation Committee:

•	The Company must provide a competitive total compensation package to attract and retain key executives;

•	The compensation packages and programs must be strategically aligned with the annual budget as well as the Company’s long-term business objectives; and

•

The compensation packages must include a variable or performance component to ensure a link between executive remuneration and the Company’s overall performance, thereby aligning executive compensation with the interest of shareholders.

Peer Groups

The Compensation Committee reviews the compensation of the Chief Executive Officer and the other named executive officers relative to the compensation paid to similarly situated executives at banking organizations that are considered to be peer banking organizations. The peer group was compiled by Chairman’s Council, Inc., an independent firm engaged by the Compensation Committee, and includes eighteen (18) peer group banking organizations with total assets ranging from $1.0 billion to $4.8 billion as of December 31, 2006. The peer group was chosen because of each banking organizations’ relative size as measured by total assets. The Compensation Committee believes that the peer group of banking organizations is representative of the sector in which the Company operates.

The Compensation Committee believes that the compensation paid to similarly situated executives should be a point of reference for measurement, but not the determinative factor for setting the compensation of the Company’s named executive officers. Because the comparative compensation information is just one of the criteria used in setting named executive officer compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post employment amounts, the Compensation Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions. During 2007, the Compensation Committee elected to use the comparative compensation information in a limited manner in making compensation decisions related to the Chief Executive Officer’s compensation.

Setting Executive Compensation

In reviewing the 2007 compensation of each of the named executive officers, the Compensation Committee reviewed all components of their respective compensation, including base salary, annual cash incentives, long- term equity incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the projected payout obligations that may be owed in certain circumstances under existing employment and letter agreements.

Executive Compensation—Elements

The Company’s compensation programs for executive officers are primarily comprised of the following components:

•	a base salary;

•	a non-equity cash incentive program;

•	a long-term equity incentive program;

•	a contributory savings 401(k) plan; and

•	various perquisites and other personal benefits.

Base Salary

Salaries provide the named executive officers with a base level of monthly income and help achieve the objectives outlined above by attracting and retaining strong talent. Base salary levels for all named executive officers were reviewed during 2007 and adjustments were approved by the Compensation Committee. For all named executive officers, other than the Chief Executive Officer, the Compensation Committee considered the recommendation of the Chief Executive Officer and management, tenure of service, scope of the position, including current job responsibilities, the named executive officer’s individual performance and contribution to the Company and such other factors as the Compensation Committee deemed appropriate. The base salary level for the Chief Executive Officer is set forth in his employment agreement and is reviewed at least annually by the Compensation Committee and may be adjusted upward in the discretion of the Compensation Committee. Factors that the Compensation Committee considers in the review include the overall performance of the Company, peer group compensation information, current job responsibilities, an evaluation of his individual performance and such other factors as the Compensation Committee deemed appropriate. On the basis of the Compensation Committee’s review, the named executive officers’ base salaries as of December 31, 2007 reflect an average 1.65% increase over their collective base salaries as of December 31, 2006 and are considered by the Compensation Committee to be competitive and in the median range of comparative salaries of other banking organizations included in the Company’s peer group.

Non-Equity Cash Incentive Program

The annual compensation of the Company’s named executive officers consists primarily of a base salary and an annual cash incentive. The annual cash incentive is designed to help achieve the objectives of the compensation program by rewarding the executive officers for the attainment of profitable growth and stable financial and operating conditions. Pursuant to the Company’s non-equity cash incentive program, Incentive By Objective (the “IBO”), an executive officer of the Company is eligible to receive a certain percentage (which varies by position within the Company) of his base salary as an annual cash incentive. The annual cash incentive awarded to the Company’s named executive officers (excluding the Chief Executive Officer) may be an amount up to 50% of their current base salaries. The size of the cash incentive award is dependent on a combination of the Company’s performance and the officer’s individual performance in a particular year based upon certain Company and individual performance targets. The weight given to Company performance targets and individual performance targets varies by the officer’s position within the Company. The Company’s performance indicators are established annually and contain a component for financial performance, customer retention and growth and process improvement of the subsidiary banks as a applicable. With respect to the overall Company performance target, each component is assigned a specified weight. For 2007, financial performance carried a 35% weight, customer retention and growth carried a 35% weight and process improvement carried a 30% weight. In addition to an IBO cash incentive award, the Compensation Committee may also award discretionary cash bonuses to the named executive officers. Based upon 2007 performance with respect to customer retention and growth, the named executive officers (other than the Chief Executive Officer) earned an annual cash incentive bonus for 2007, which averaged 25.92% of their aggregate base salaries. None of the named executive officers received a discretionary cash bonus for 2007.

With respect to the cash incentive for the Chief Executive Officer, Mr. Lee has been provided with an incentive compensation plan that allows him to earn up to 100% of his base salary as cash incentive compensation based on certain predetermined performance measures set forth in his employment agreement. Performance at expected or budgeted performance levels consistent with opportunities in the market place will result in incentive compensation of 50% of his base salary, while the maximum incentive compensation will be earned for superior performance results. The performance criteria may include, but not be limited to, earnings per share growth, asset growth, operating efficiency, return on equity, loan concentration, asset durability and overall performance evaluation by the Board of Directors. In addition to any amounts payable to Mr. Lee pursuant to the incentive compensation plan, the Compensation Committee may also grant Mr. Lee a discretionary cash bonus. Based upon 2007 performance, Mr. Lee earned a cash incentive for 2007 equal to $142,500 or 50% of his base salary and did not receive a discretionary cash bonus.

Long-Term Equity Incentive Awards

The Company maintains an equity compensation program for its executive officers, including the named executive officers, and other key employees, in order to attract and retain key employees and enable those persons to participate in the long-term success of the Company. The Compensation Committee believes that these key employees will carry the main responsibility for increased growth, asset quality and profitability of the Company into the future. Historically, stock options have been the Company’s primary form of long-term equity incentive compensation. As of December 31, 2007, 922,575 options were outstanding under the Company’s 1998 Plan (as defined below) and 2007 Plan (as defined below), 498,375 of which were held by named executive officers. In 2007, the Company began awarding shares of restricted stock to its key employees pursuant to its 2007 Plan. As of December 31, 2007, 20,100 shares of restricted stock have been granted, 7,000 shares of which were granted to named executive officers.

Equity Incentive Plans

The Company maintains two equity incentive plans, the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan (“2007 Plan”) and the MetroCorp Bancshares, Inc. 1998 Stock Incentive Plan (“1998 Plan”) (collectively, the “Incentive Plans”). Shares of stock may be issued under both plans from unissued common stock or treasury stock.

The 1998 Plan authorizes the issuance of up to 1,050,000 shares of Common Stock under both “non qualified” and “incentive” stock options and performance shares of Common Stock. Non-qualified options and incentive stock options will be granted at no less than the fair market value of the Common Stock and must be exercised within ten years unless the applicable award agreement specifies a shorter term. Performance shares are certificates representing the right to acquire shares of Common Stock upon the satisfaction of performance goals established by the Company. Holders of performance shares have all of the voting, dividend and other rights of shareholders of the Company, subject to the terms of the award agreement relating to such shares. If the performance goals are achieved, the performance shares will vest and may be exchanged for shares of Common Stock. If the performance goals are not achieved, the performance shares may be forfeited. As of December 31, 2007, there were 10,125 options available for future grant under the 1998 Plan. In 2007, the Company granted options to acquire 122,210 shares of Common Stock pursuant to the 1998 Plan. No performance shares have been awarded under the Incentive Plan since inception.

The 2007 Plan authorizes the issuance of up to 350,000 shares of Common Stock, and provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, performance awards, phantom stock awards or any combination of the foregoing. Restricted stock may be granted with or without payment except to the extent required by law and awards are subject to performance or service restrictions as determined by the Compensation Committee. The recipient of restricted stock is entitled to voting rights and dividends on the common stock prior to the lapsing of the forfeiture restrictions with respect to such stock. As of December 31, 2007, there were 313,610 shares available for future grant under the 2007 Plan. In 2007, the Company granted options to acquire 16,290 shares of Common Stock and 20,100 shares of restricted stock pursuant to the 2007 Plan.

Purchase Plan

Although not an equity incentive plan, the Company also maintains the 1998 Employee Stock Purchase Plan (“Purchase Plan”), which authorizes the offer and sale of up to 300,000 shares of Common Stock to employees of the Company and its subsidiaries (other than executive officers) at a pre-established discount from the market price of the Common Stock. The Purchase Plan is implemented through ten annual offerings. Each year the Board of Directors determines the number of shares to be offered under the Purchase Plan, if any. Pursuant to the Purchase Plan, the offering price per share is an amount equal to 85% of the closing price of a share of Common Stock on the business day immediately prior to the commencement of such offering. In each offering, each employee may purchase a number of whole shares of Common Stock with an aggregate value equal to 20% of the employee’s base salary, but not in excess of $10,000, divided by the offering price. The employee pays for the Common Stock either immediately or through a payroll deduction program over a period of up to one year, at the employee’s option. The first annual offering under the Purchase Plan began in the second quarter of 1999. As of December 31, 2007, 63,658 shares have been issued under the Purchase Plan since inception. No shares have been offered in connection with the Purchase Plan since 2006.

Contributory Savings 401(k) Plan

The Company provides for a 401(k) tax-deferred profit sharing plan for all employees, including the named executive officers, pursuant to which the Company matches each participant’s contributions up to a maximum of 5% for MetroBank and 6% for Metro United of such employee’s annual compensation.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits represent a small part of the Company’s executive compensation program. The named executive officers are eligible to participate in the Company’s employee benefits plans, which are generally available to all Company employees. The Compensation Committee reviews the perquisites and other personal benefits provided to the named executive officers annually, and offer such benefits after consideration of the business need. The primary perquisites provided by the Company in 2007 include a car allowance, the payment of certain life insurance premiums and the payment of certain health and dental insurance premiums.

Tax and Accounting Implications

Stock-Based Compensation. The Company accounts for stock-based compensation, including options granted pursuant to the 1998 Plan and options and restricted stock awards granted pursuant to its 2007 Plan, in accordance with the requirements of SFAS No. 123R, which the Company adopted effective January 1, 2006.

Deductibility of Executive Compensation. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Nonqualified Deferred Compensation. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the recipient is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of the Company or its subsidiary banks (determined as of the end of the last fiscal year) (the “named executive officers”) for the last two fiscal years ended December 31, 2007:

Summary Compensation Table for the Last Two Fiscal Years Ended December 31, 2007

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
George M. Lee	2007	$285,000	$—	$94,436	$142,500	$31,985	(4)	$553,921

President and Chief Executive Officer of the Company; Chief Executive Officer of MetroBank	2006	274,041	—	20,164	335,000	18,150	(4)	647,355

David C. Choi	2007	$177,028	$7,505	$66,859	$60,702	$31,050	(5)	$343,144

Chief Financial Officer and Executive Vice President of the Company and MetroBank	2006	169,375	—	7,310	101,250	16,106	(5)	294,041

Mitchell W. Kitayama	2007	$180,000	$16,418	$102,269	$—	$33,634	(6)	$332,321

Executive Vice President of the Company; Chief Executive Officer of Metro United	2006	180,000	—	14,621	85,000	19,754	(6)	274,375

David Tai	2007	$204,061	$7,505	$53,166	$69,840	$33,533	(7)	$368,105

Executive Vice President and Secretary of the Company; President of MetroBank	2006	198,758	—	7,310	110,000	19,126	(7)	335,194

Terrance J. Tangen	2007	$178,953	$7,505	$38,652	$61,290	$31,374	(8)	$317,774

Chief Credit Officer and Executive Vice President of MetroBank	2006	173,344	—	7,310	97,500	17,402	(8)	295,556

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with Financial Accounting Standards Board Statement No. 123R for restricted stock awards granted pursuant to the Company’s 2007 Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 15 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2008. During 2007, each of Messrs. Choi, Tai and Tangen were awarded 1,000 shares of restricted stock with a full grant value of $19,400 and Mr. Kitayama was awarded 4,000 shares of restricted stock with a full grant value of $67,880.

(2)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with Financial Accounting Standards Board Statement No. 123R for stock options granted pursuant to the Company’s 1998 Plan and 2007 Plan and thus may include amounts from options granted in and prior to 2007 and 2006. Assumptions used in the calculation of these amounts are included in Note 15 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2008. During 2007, each of Messrs. Lee, Choi, Kitayama, Tai and Tangen were granted options to acquire 30,000, 5,000, 5,000, 9,000 and 5,000 shares of Common Stock, respectively.

(3)	The amounts reported in this column reflect the cash payments earned in 2007 and 2006, respectively, by the named executive officers under the Company’s annual cash incentive program, which is discussed in more detail under the section captioned “Non-Equity Cash Incentive Program” above.

(4)	The 2007 amount includes a car allowance of $6,000, 401(k) matching contributions of $14,550, payment of medical/dental insurance premiums of $10,223 and payment of the premium on a life insurance policy for the benefit of Mr. Lee of $1,212. The 2006 amount includes a car allowance of $6,000, 401(k) matching contribution of $11,192 and payment of the premium on a life insurance policy for the benefit of Mr. Lee of $958.

(5)	The 2007 amount includes a car allowance of $6,000, 401(k) matching contribution of $13,465, payment of medical/dental insurance premiums of $11,193 and payment of the premium on a life insurance policy for the benefit of Mr. Choi of $350. The 2006 amount includes a car allowance of $6,000, 401(k) matching contribution of $9,888 and payment of the premium on a life insurance policy for the benefit of Mr. Choi of $218.

(6)	The 2007 amount includes a car allowance of $9,000, 401(k) matching contribution of $5,250, payment of medical/dental insurance premiums of $18,826 and payment of the premium on a life insurance policy for the benefit of Mr. Kitayama of $397. The 2006 amount includes a car allowance of $9,000, 401(k) matching contribution of $225, payment of the premium on a life insurance policy for the benefit of Mr. Kitayama of $864, and payment of the premium for health insurance for Mr. Kitayama’s dependents of $9,665.

(7)	The 2007 amount includes a car allowance of $6,000, 401(k) matching contribution of $15,505, payment of medical/dental insurance premiums of $11,193 and payment of the premium on a life insurance policy for the benefit of Mr. Tai of $794. The 2006 amount includes a car allowance of $6,000, 401(k) matching contribution of $12,490 and payment of the premium on a life insurance policy for the benefit of Mr. Tai of $636.

(8)	The 2007 amount includes a car allowance of $6,000, 401(k) matching contribution of $13,474, payment of medical/dental insurance premiums of $11,193 and payment of the premium on a life insurance policy for the benefit of Mr. Tangen of $665. The 2006 amount includes a car allowance of $6,000, 401(k) matching contribution of $10,873 and payment of the premium on a life insurance policy for the benefit of Mr. Tangen of $529.

Grants of Plan-Based Awards

The following table contains information concerning each grant of an award made to each named executive officer under any plan during the fiscal year ended December 31, 2007:

Grants of Plan-Based Awards Table for the Fiscal Year Ended December 31, 2007

Name	Estimated future payments under non-equity incentive plan awards(1)		Grant Date	All other option awards; number of securities underlying options(2)	All other stock awards: number of shares of stock	Exercise or base price of option awards	Grant date fair value of stock and option awards
	Target	Maximum
George M. Lee	$142,500	$285,000	07/20/07	30,000	—	$19.90	$177,108

David C. Choi	60,703	89,269	01/25/07 05/25/07	5,000 —	— 1,000	19.80 —	31,250 19,400
Mitchell W. Kitayama	—	90,000	01/25/07 08/06/07	5,000 —	— 4,000	19.80 —	31,250 67,880
David Tai.	69,840	102,706	01/25/07 05/25/07	9,000 —	— 1,000	19.80 —	56,250 19,400
Terrance J. Tangen	61,290	90,133	01/25/07 05/25/07	5,000 —	— 1,000	19.80 —	31,250 19,400

(1)	The amounts set forth in these columns reflect the annual cash incentive compensation amounts that potentially could have been earned during 2007 under the Company’s cash incentive program based upon the achievement of certain performance goals in accordance with the incentive program and Mr. Lee’s Employment Agreement. The amounts of annual cash incentive compensation earned in 2007 have been determined and were paid in January 2008. The amounts paid are included in the “Non-Equity Incentive Compensation” column of the Summary Compensation table.

(2)	The amounts set forth in this column reflect the actual amount of stock options granted to the named executive officers pursuant to the 1998 Plan and 2007 Plan. These options vest over a three-year-period beginning on the first anniversary of the grant date at a rate of 30%, 30% and 40% per year and expire between 7 to 10 years from the grant date.

Outstanding Equity Awards

The following table contains information concerning the unexercised options and other equity incentive plan awards for each named executive officer as of the December 31, 2007:

Outstanding Equity Awards for the Fiscal Year Ended December 31, 2007

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(1)
	Exercisable	Unexercisable
George M. Lee	150,000 24,375 18,000 9,000 — —	— — 12,000 21,000 13,710 16,290	$10.0067 14.0333 15.0000 21.0867 19.9000 19.9000	07/21/2014 01/27/2012 07/21/2012 07/20/2013 07/19/2014 07/19/2017	—	$—

David C. Choi	15,000 9,000 4,500 2,250 —	— 6,000 3,000 5,250 5,000	12.7200 13.2000 16.0267 17.7067 19.8000	11/02/2011 06/09/2012 08/09/2012 04/02/2013 01/24/2017	1,000	13,000

Mitchell W. Kitayama	22,500 4,500 —	15,000 10,500 5,000	14.2333 17.7067 19.8000	07/13/2012 04/02/2013 01/24/2017	4,000	52,000

David Tai	15,000 4,500 2,250 —	— 3,000 5,250 9,000	11.1867 16.0267 17.7067 19.8000	09/09/2011 08/09/2012 04/02/2013 01/24/2017	1,000	13,000

Terrance Tangen	52,500 7,500 7,500 4,500 2,250 —	— — — 3,000 5,250 5,000	7.5000 8.7333 11.1867 16.0267 17.7067 19.8000	10/22/2011 06/19/2010 09/09/2011 08/09/2012 04/02/2013 01/24/2017	1,000	13,000

(1)	Calculated by multiplying the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 31, 2007 of $13.00 per share by the number of shares of restricted stock granted to such named executive officer.

Potential Payments Upon Termination or Change-In-Control

The Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing its best interests and those of its shareholders. In this regard, the Company recognizes that the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among the named executive officers, may result in the departure or distraction of the named executive officers to the Company’s detriment and that of its shareholders. Accordingly, the Company’s

Board of Directors has taken steps to reinforce and encourage the continued attention and dedication of the Company’s named executive officers to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. More specifically, the Company entered into an employment agreement with each of George M. Lee and Mitchell W. Kitayama on January 26, 2007 and July 15, 2005, respectively, and MetroBank entered into letter agreements with each of David Tai, David Choi and Terry Tangen on February 14, 2005.

Termination With a Change in Control

The table below reflects the amount of compensation payable to each of our named executive officers in the event such executive’s employment with the Company is terminated by the Company or its successors without cause or by the named executive officer for good reason following a change in control. Upon a change in control, all outstanding stock options and stock awards granted to each of the named executive officers pursuant to the Company’s stock incentive plans will immediately become vested and exercisable or satisfiable, as applicable. The amounts shown below assume that the termination occurred on December 31, 2007, and assumes a price per share of the Company’s Common Stock equal to $13.00 based on a closing price of the Common Stock on the NASDAQ Global Market on December 31, 2007. These amounts are estimates of the amounts which would have been paid out to the named executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company.

Name	Salary and Bonus		Acceleration and Continuation of Equity Awards(4)	Total Termination Benefits
George M. Lee	$1,305,370	(1)	$448,995	$1,754,365
David C. Choi	267,804	(2)	4,200	272,004
Mitchell W. Kitayama	270,000	(3)	—	270,000
David Tai.	308,106	(2)	27,200	353,306
Terry J. Tangen	270,396	(2)	334,353	604,749

(1)	Reflects an amount equal to three times such executive’s annual base salary and the amount of incentive compensation awarded to such executive officer as of December 31, 2007. In addition, the amount includes the premiums on medical and life insurance the Company is required to pay to Mr. Lee for two years following termination.

(2)	Reflects an amount equal to eighteen (18) months of such executive’s base monthly salary as of December 31, 2007.

(3)	Reflects an amount equal to eighteen (18) months of such executive’s base monthly salary plus the amount of all compensation and benefits earned and unpaid as of December 31, 2007. These payments are subject to a limitation that the total amount of all payments to the named executive officer that would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code) shall be reduced so that no portion of such payments to such executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

(4)	Reflects the value of any unexercised options and options accelerated upon a change in control equal to the spread between the exercise price and the market price of the underlying shares as of December 31, 2007.

Change in Control Provisions in Employment and Letter Agreements

On January 26, 2007, the Company entered into an employment agreement with George M. Lee, the President and Chief Executive Officer of the Company, Chief Executive Officer of MetroBank and Chairman of the Board of Directors of Metro United and the prior employment agreement between the Company and Mr. Lee was terminated. The employment agreement is for a term of five years provides for a minimum annual salary of $285,000 subject to annual review and adjustments at the discretion of the Company’s Board of Directors. The employment agreement also provides for reimbursement of certain business expenses, participation in employee benefit plans and a monthly automobile allowance of $500. The employment agreement also provides that Mr. Lee will be granted options to acquire 15,000 to 30,000 shares of Common Stock annually based on Company and individual performance. In addition, Mr. Lee can earn a bonus in an amount up to 100% of his base salary based on performance of the Company.

In the event of a change of control (as defined in the employment agreement) and the involuntary termination of Mr. Lee, Mr. Lee will be entitled to receive (1) his base salary for the remainder, if any, of the calendar month in which such termination is effective and for thirty-six (36) consecutive calendar months thereafter and (2) an amount equal to three times his bonus for the previous fiscal year. In addition, the Company would be required to pay the premiums on medical and life insurance for Mr. Lee for two years following termination.

On July 15, 2005, the Company entered into an employment agreement with Mitchell W. Kitayama, Executive Vice President of the Company and Chief Executive Officer of Metro United. The employment agreement is for a term of three years and may be extended prior to the second anniversary of the agreement and each year thereafter upon the written agreement of the parties. Pursuant to the employment agreement, Mr. Kitayama’s base annual salary is $180,000, subject to annual review and adjustments at the discretion of the Company’s Board of Directors, and he will be eligible to receive annual performance bonuses up to 50% of his base pay under the Company’s bonus program applicable to the Company’s other executive vice presidents.

The employment agreement provides that if Mr. Kitayama terminates his employment for good reason (as defined in the employment agreement) within one year following a change in control (as defined in the employment agreement), he will be entitled to receive from the Company (1) a lump sum payment representing all compensation and benefits earned by him and unpaid as of the date of termination and (2) a lump sum payment equal to the greater of (a) eighteen (18) months base salary at the highest rate earned at any time during the twelve (12) months immediately preceding the termination or (b) the remainder of the base salary due to Mr. Kitayama from the date of termination through the term of the employment agreement.

MetroBank has entered into letter agreements with Messrs. Tai, Choi and Tangen, each a named executive officer. The respective letter agreements provide that in the event of involuntary termination or a decrease in employment status as a result of a change of control of MetroBank each respective officer will be paid an amount equal to eighteen (18) months current salary, less applicable statutory deductions. Additionally, the agreement provides that all unvested stock options shall fully vest and become exercisable.

Change in Control Provisions in Equity Plans and Agreements

Under the Company’s Incentive Plans, in the event of a change in control (as defined in the Incentive Plans), all options and stock awards will immediately become vested and exercisable or satisfiable, as applicable. In the event of a change in control, the Compensation Committee may direct that one of the following occurs: (1) determine a date after which all unexercised options shall terminate, (2) cancel the options of selected awards in exchange for an amount of cash per share equal to the excess, if any, of the change of control value of the shares subject to the options over the exercise price for such shares, (3) adjust the outstanding options as the Compensation Committee deems necessary or (4) convert all outstanding options into options to acquire shares of the successor entity with the same terms as the options immediately prior to the merger or consolidation.

Termination Without a Change in Control

Termination Provisions in Employment Agreements

If Mr. Lee’s employment is terminated by the Company for cause or if Mr. Lee voluntarily resigns, Mr. Lee will be entitled to receive all accrued and unpaid base salary through the date of termination. Mr. Lee will not be entitled to receive any bonus for the fiscal year in which the termination occurs or any subsequent fiscal year.

If Mr. Lee’s employment is terminated by the Company as a result of death, Mr. Lee’s estate will be entitled to receive all accrued and unpaid base salary through the end of the month in which his death occurred and a prorated portion of his bonus for that fiscal year, if any. If Mr. Lee’s employment is terminated by the Company as a result of disability, Mr. Lee will be entitled to receive all accrued and unpaid base salary through the end of the calendar month in which the termination is effective and for the succeeding three months, or until disability insurance benefits commence under the disability insurance furnished by the Company, if sooner.

If Mr. Kitayama is terminated without cause, he will be entitled to receive from the Company the greater of (1) a lump sum payment equal to eighteen (18) months base salary at the highest rate earned at any time during the twelve (12) months immediately preceding the termination or (2) continuation of his base salary (or a lump sum payment at employer’s options) from the date of termination through the term of the employment agreement.

Further, if Mr. Kitayama is terminated for cause or as a result of disability or death, Mr. Kitayama, or his legal representatives in the case of death, will be entitled to receive from the Company a lump sum payment representing all compensation and benefits earned by Mr. Kitayama and unpaid as of the date of termination.

Termination Provisions in Equity Plans and Agreements

Each option granted under the Incentive Plans that is exercisable as of the date of termination may be exercised within three months of termination provided that the employee was not terminated for cause (as defined in the Incentive Plans). If an employee is terminated for cause, then all options (whether or not exercisable) shall terminate upon the date of termination. Upon the death or disability of an employee, all options granted under the Incentive Plans (whether or not exercisable) may be exercised within one year from the date of death or determination of disability.

Compensation Committee Interlocks and Insider Participation

During 2007, no executive officer of the Company served as (1) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2007, (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship requiring disclosure under “Certain Relationships and Related Transactions.”

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Edward A. Monto, Chair

May P. Chu

Joe Ting

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written charter adopted by the Company’s Board of Directors, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is comprised of May P. Chu, Shirley L. Clayton and Edward A. Monto, each of whom the Board of Directors has determined is an independent director of the Company as defined in the applicable rules of the Nasdaq Stock Market, Inc. and in Section 10A of the Securities Exchange Act of 1934. The Board of Directors has also determined that Shirley L. Clayton is an “audit committee financial expert” as defined in the rules and regulations of the Securities and Exchange Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 “Communication with Audit Committees,” as amended.

The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2007, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements in accordance with the standards of the Public Company Accounting Oversight Board.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed the independent registered public accounting firm and the Board concurred in such reappointment.

The Audit Committee

May P. Chu, Chair

Shirley L. Clayton

Edward A. Monto

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2007 and 2006 by PricewaterhouseCoopers LLP:

	2007	2006
Audit fees(1)	$635,120	$730,314
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$635,120	$730,314

(1)	Consists of fees billed for professional services rendered in connection with the integrated audit and quarterly reviews of the Company’s consolidated financial statements.

Audit Committee Pre-Approval Policy

The Audit Committee shall pre-approve all auditing services and permissible non-audit services (including the fees and terms thereof) to be provided to the Company by the independent registered public accounting firm.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Don J. Wang, the Company’s Chairman of the Board, is a principal shareholder and Chairman of the Board of New Era Life Insurance Company (“New Era”). New Era was the agency used by the Company for the insurance coverage the Company provides to employees of the Company, MetroBank and their dependents. The coverage consists of medical and dental insurance. The Company however, discontinued using New Era in July of 2007. The Company paid New Era approximately $1.1 million for such insurance coverage during 2007.

In addition to the insurance transactions, MetroBank had seven commercial real estate loan participations with New Era as of December 31, 2007. These loans were originated and are being serviced by MetroBank. All seven loans were contractually current on their payments as of December 31, 2007. The following is an analysis of these loans as of December 31, 2007 and 2006 (in thousands):

	2007	2006
Gross balance	$57,449	$38,376
Less: participation portion sold to New Era	(19,847)	(12,753)

Net balance outstanding	$37,602	$25,623

The loans have interest rates that float with the prime rate and mature March 2008 and February 2017. The percent of the participation portion sold to New Era varied from 16.00% to 50.00%.

Tiong Loi Ang, the Chairman of the Board and the controlling shareholder of Gaumnitz, Inc. was a director of the Company until his death on February 4, 2008. Gaumnitz, Inc. owns the building in which the Company’s corporate headquarters and MetroBank’s Bellaire branch are located and has entered into lease agreements for these locations with the Company and MetroBank. The lease agreements covering the different areas comprising the Company’s headquarters have lease commitment dates ranging from June 2003 to March 2006, at a total rent of $42,000 per month and expiration dates ranging from December 2010 to May 2013. The lease agreement covering MetroBank’s Bellaire branch commenced on December 29, 2003 at a total rent of $11,000 per month and will expire in December 2011. For these respective lease agreements, the Company paid Gaumnitz, Inc. $640,000 and $630,000 during the years ended December 31, 2007 and 2006, respectively.

Many of the directors and executive officers of the Company, MetroBank and Metro United and principal shareholders of the Company (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of MetroBank or Metro United. During 2007, MetroBank and Metro United made loans in the ordinary course of business to directors and executive officers of the Company, MetroBank and Metro United and principal shareholders of the Company and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company, MetroBank or Metro United and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers of the Company, MetroBank and Metro United and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by MetroBank or Metro United to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 2007, all of such loans outstanding aggregated $158,000. MetroBank and Metro United expect to have such transactions or transactions on a similar basis with their respective directors and executive officers and the directors, executive officers and principal shareholders of the Company and their associates in the future.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 14, 2008 by (1) each director and named executive officer of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (3) all directors and named executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

Name	Number of Shares		Percentage Beneficially Owned(1)
Principal Shareholders Not Listed Below
Morgan Stanley	595,795	(2)	5.49%
Metro Investment Group, Inc.	737,336	(3)	6.80
Fentham Corporation	750,623	(4)	6.92
Leslie Looi Meng	629,857	(5)	5.81

Directors and Named Executive Officers
Krishnan Balsubramanian	100		*
Helen F. Chen	848,778	(6)	7.83
David Choi	35,500	(7)	*
May P. Chu	139,896		1.29
Shirley L. Clayton	9,550		*
Robert Hsueh	1,000		*
Mitchell Kitayama	38,500	(8)	*
George M. Lee	217,929	(9)	1.97
John Lee	228,797	(10)	2.11
Edward A. Monto	30,000		*
Charles L. Roff	7,037		*
David Tai	421,016	(11)	3.87
Terrance J. Tangen	79,750	(12)	*
Joe Ting	120,145	(13)	1.11
Don J. Wang	979,580	(14)	9.02
Directors and named executive officers as a group (15 persons)	3,157,578	(15)	28.10

*	Indicates ownership that does not exceed 1.0%.

(1)	The percentage of shares beneficially owned was calculated based on 10,846,011 shares of Common Stock outstanding as of March 14, 2008. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days.

(2)	The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008 by Morgan Stanley. Morgan Stanley, a parent holding company of FrontPoint Partners LLC, as an investment advisor, may be deemed to have the beneficial ownership of the shares reflected in the table as of December 31, 2007. Morgan Stanley reported that it had sole voting and dispositive power with respect to the 595,795 shares reflected in the table.

(3)	Metro Investment Group, Inc.’s address is 16607 Southern Oaks Drive, Houston, Texas 77069. Director Helen F. Chen is the controlling shareholder and President of Metro Investment Group, Inc. and has voting and investment control of the shares.

(4)	Fentham Corporation’s address is 8 Peirce Road, Singapore 248527.

(5)	Leslie Looi Meng’s address is 327 River Valley Road #16-02, Casuarina Yong An Park, Singapore 238-359.

(6)	Includes 737,336 shares held of record by Metro Investment Group, Inc. of which Ms. Chen is the President and controlling shareholder and has voting and investment control of the shares.

(7)	Consists of 34,500 shares that may be acquired within 60 days upon the exercise of stock options granted under the Incentive Plans.

(8)	Consists of 33,000 shares that may be acquired within 60 days upon the exercise of stock options granted under the Incentive Plans.

(9)	Includes 6,271 shares held of record by Mr. Lee’s spouse and 201,375 shares that may be acquired within 60 days upon the exercise of stock options granted under the Incentive Plans.

(10)	Includes 19,968 held of record by each of Mr. Lee’s daughter and son and 43,061 shares held of record by Mr. Lee’s sister.

(11)	Consists of 26,700 shares that may be acquired within 60 days upon the exercise of stock options granted under the Incentive Plans.

(12)	Includes 78,000 shares that may be acquired within 60 days upon the exercise of stock options granted under the Incentive Plans.

(13)	Includes 12,495 shares held of record by each of Mr. Ting’s three children.

(14)	Includes 644,812 shares held of record by two trusts, 19,986 shares held of record by Mr. Wang’s spouse, 29,326 shares held of record by a non-profit corporation over which Mr. Wang has voting and investment control, 100,000 shares held of record by Thomas Wu over which Mr. Wang has shared investment power and 18,750 shares that may be acquired within 60 days upon the exercise of stock options granted under the Incentive Plans.

(15)	Includes 392,325 shares which may be acquired within 60 days pursuant to the exercise of stock options granted under the Incentive Plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and reports of changes in ownership of such with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the relevant filing requirements, during the year ended December 31, 2007, all Section 16(a) reporting requirements applicable to the Company’s officers, directors and greater than 10% shareholders were complied with, except that Herbert Baker, David Choi, Michell Phung and Terrance Tangen did not timely file a Form 4 to report the grant of stock options. These transactions have been reported to the SEC.

ITEM 2.

PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2008. At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2003. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year is not required by the Company’s organizational documents, state law or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the Company’s shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee may, but is not obligated to, reconsider its selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR 2009 ANNUAL MEETING

In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2009 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices not later than December 8, 2008. Shareholder proposals should be submitted to the Secretary of the Company at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036.

In addition, the Company’s Amended and Restated Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board of Directors to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company’s offices not later than the close of business on the 60th day prior to the meeting. Such notice to the Company must also provide certain information set forth in the Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws may be obtained upon written request to the Secretary of the Company.

ANNUAL REPORT ON FORM 10-K

A copy of the Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, is available without charge to any shareholder upon written request to Corporate Secretary, MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036.

OTHER MATTERS

The Board of Directors does not intend to bring any other matter before the Meeting and does not know of other matters to be presented for action at the Meeting. However, if any other matter does properly come before the Meeting, or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,

DON J. WANG

Chairman of the Board

0

PROXY
METROCORP BANCSHARES, INC.
PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, MAY 9, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The 2008 Annual Meeting of Shareholders of MetroCorp Bancshares, Inc. (the "Company") will be held at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, May 9, 2008 beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the Notice of 2008 Annual Meeting of Shareholders and related Proxy Statement accompanying this proxy.

The undersigned hereby appoints Don J. Wang and David C. Choi and each of them, with or without the other, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2008 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, as may properly come before such meeting or any adjournment thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with the Company's Amended and Restated Bylaws

This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals listed on the reverse side unless otherwise indicated.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

METROCORP BANCSHARES, INC.

May 9, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20530000000000000000 7 050908

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of four Class I Directors for a three-year term ending at the 2011 annual meeting of shareholders and one Class II Director for a one-year term ending at the 2009 annual meeting of shareholders, respectively, and each until their successors are duly elected and qualified.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:	
○ Helen Chen	Class I
○ Shirley Clayton	Class I
○ George M. Lee	Class I
○ David Tai	Class I
○ Robert W. Hsueh	Class II

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned's directions set forth herein. If no direction is made, this proxy will be voted (1) FOR the election of all nominees for director named herein to serve on the Board of Directors; (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the company for the year ending December 31, 2008.

This proxy will be voted FOR the proposals listed unless otherwise indicated.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.